UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2016 (February 29, 2016)

Global Medical REIT Inc.

 (Exact name of registrant as specified in its charter)

Maryland	8091371022	46-4757266
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4800 Montgomery Lane, Suite 450 Bethesda, MD	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	202-524-6851

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

On January 7, 2016, Global Medical REIT, Inc (the “Company”) disclosed on a Current Report on Form 8-K that it closed on an agreement to purchase a six building medical clinic portfolio.  The Company further disclosed that it received $20,555,690.00 from ZH USA, LLC, its majority shareholder, to acquire the portfolio and pay all transaction related costs as well, and that this funding was being recorded as an increase in the majority shareholder’s equity interest in the Company.

The Company clarified this increase in the majority shareholder’s equity interest by issuing to ZH USA, LLC, a convertible debenture in the principal amount of $20,900,000.00, effective December 31, 2015.  Of this amount $20,555,690.00 was used to acquire the medical clinic portfolio.  This convertible debenture accrues interest at 8% per annum, is payable on December 31, 2016, and is convertible at ZH USA, LLC’s option at $12.748 per share.  On February 29, 2016, the Board of Directors of the Company ratified the Company’s actions regarding this funding.

Item 3.02

Unregistered Sales of Securities

On March 2, 2016, ZH USA, LLC partially converted the $20,900,000.00 convertible debenture issued to ZH USA, LLC by the “Company.  ZH USA, LLC converted $15,000,000.00 of the convertible debenture resulting in the issuance of 1,176,656 common shares of the Company, at $12.748 per share.  The unconverted convertible debenture in the amount of $5,900,000.00 accrues interest at 8%, due and payable on December 31, 2016, and convertible into common shares of the Company at $12.748 at ZH USA, LLC’s option.

The shares were exempt from registration as a transaction not involving a public offering. The recipient is an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 3(a)(9) of that act.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits

Exhibit

Description

10.1

March 2, 2016 Convertible Debenture

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Medical REIT Inc.
Date: March 8, 2016	By: /s/ David Young
David Young Chief Executive Officer (Principal Executive Officer)

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